Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on First-Quarter Results

Note: The presentation of our financial results has been retrospectively adjusted to reflect the change in our operating segment structure, including an update to our definition of platform*.

Summary
The first quarter revenue came in consistent with the revised Outlook we released on March 12 and below the expectation that we provided in the January Earnings call.

First quarter revenue of $12.8B was flat to a year ago and in line with our revised Outlook. Client Computing Group revenue was down 16% quarter over quarter and down 8% from a year ago. The Data Center Group was down 10% quarter over quarter and up 19% from a year ago. Gross margin of 60.5% was down 4.9 points from the fourth quarter and up 0.5 point from our original Q1 Outlook. Operating income for the first quarter was $2.6B, up $0.1B, or 4% from a year ago. Earnings per share was $0.41, up 8% from a year ago.

As we look forward to the second quarter of 2015, we are forecasting the midpoint of the revenue range at $13.2B, up 3% from the first quarter. This forecast is in line with the average seasonal increase for the second quarter. We are forecasting the midpoint of the gross margin range for the second quarter to be 62%, 1.5 points increase from the first quarter.

Turning to the full year 2015, we are forecasting revenue as approximately flat to 2014. We are forecasting the midpoint of the gross margin range for the year to be 61%, 2.7 points decrease from 2014.

The first quarter 2015 results when compared to the first quarter from a year ago were the following:

•	Revenue was flat at $12.8B

•	Gross margin of 60.5% was up 0.9 point from 59.6%

•	Operating income of $2.6B was up $0.1B (4%) from $2.5B

•	Net income of $2.0B was up $0.1B (3%) from $1.9B

•	Earnings per share of $0.41 was up 3 cents (8%) from $0.38

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets

First Quarter 2015

Revenue
Revenue of $12.8B was down 13% sequentially and flat on a year-on-year basis. Total platform* volumes were down 17% when compared to the fourth quarter. Total platform* average selling prices were up 2% over this same time period.

•
Client Computing Group had revenue of $7.4B, down 8% on a year-on-year basis with platform volumes up 6% and platform average selling prices down 13% over that same period. On a year-on-year basis, desktop platform volumes were down 16% and desktop platform average selling prices were up 2%. Notebook platform volumes were up 3% and notebook platform average selling prices were down 3% over that same horizon. Tablet volumes were up 45% on a year-on-year basis. Relative to the fourth quarter, Client Computing Group revenue was down 16% with platform volumes down 18% and platform average selling prices up 1%.

•
Data Center Group had revenue of $3.7B, up 19% on a year-on-year basis with platform volumes up 15% and platform average selling prices up 5% over this same period. Relative to the fourth quarter, Data Center Group revenue was down 10% with platform volumes down 7% and platform average selling prices down 3%.

•	Internet of Things Group had revenue of $533M, up 11% on a year-on-year basis, down 10% from the fourth quarter.

•	Software and services operating segments had revenue of $534M, down 3% on a year-on-year basis, down 4% when compared to the fourth quarter.

•	All other operating segments had revenue of $615M, up 13% on a year-on-year basis, flat to the fourth quarter.

Gross Margin
Gross margin dollars were $7.7B, down $1.9B compared to the fourth quarter. Gross margin of 60.5% was down 4.9 points compared to the fourth quarter, and up 0.5 points when compared to the midpoint of our original Outlook.

Gross Margin Reconciliation: Q4'14 to Q1'15 (65.4% to 60.5%, down 4.9 points)
[note: point attributions are approximate]

•	- 2.5 points: Higher platform* unit costs (primarily on higher mix of 14nm products)

•	- 2.0 points: Lower platform* volumes

•	- 0.5 point: Higher platform* write-offs (primarily higher pre-qualification product costs on
14nm)

•	- 0.5 point: Higher factory start-up costs

•	+ 0.5 point: Higher platform* average selling prices

Gross Margin Reconciliation: Q1'15 Original Outlook to Q1'15 (60% +/- couple points to 60.5%, up 0.5 point)
[note: point attributions are approximate]

•	+ 1.5 points: Higher platform* average selling prices

•	+ 1.0 point: Lower factory start-up costs

•	- 1.5 points: Lower platform* volumes

•	- 1.0 point: Higher platform* unit cost (primarily on higher mix of 14nm products)

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets

Gross Margin Reconciliation: Q1'14 to Q1'15 (59.6% to 60.5%, up 0.9 point)
When comparing to the first quarter from a year ago, gross margin was up 0.9 point primarily due to lower 14nm factory startup cost and higher platform* volume driven primarily by tablet and phone volume. These increases were partially offset by the impact of lower platform* average selling prices driven by a higher mix of tablet and phones.

Spending
Spending for R&D and MG&A was $4.9B, down approximately $100M from the fourth quarter, and flat to our original Outlook. The lower first quarter spending compared to the fourth quarter was driven by lower profit dependent and benefit expenses and seasonal marketing spending, which was partially offset by increased product investments and a donation to the Intel Foundation. R&D and MG&A as a percentage of revenue was 39%, up from 34% in the fourth quarter.

Depreciation was $1.8B, in line with expectation.

Restructuring and asset impairment charges in the first quarter were $105M, higher than expectation.

Amortization of acquisition related intangibles was $62M, in line with expectation.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $58M compared to a $206M net gain in the fourth quarter and our original Outlook of approximately zero.

The effective tax rate for the first quarter was 25% and up 4.1 points from the fourth quarter driven by the lack of the U.S. R&D tax credit.

Balance Sheet and Cash Flow Items
On the balance sheet, total cash investments^^ ended the quarter at $14.1B, up $0.1B from the fourth quarter. $10.7B of the total $14.1B total cash investments^^ is held by non-U.S. subsidiaries. Cash flow from operations in the first quarter was approximately $4.4B. During the first quarter, we paid approximately $1.1B in dividends, purchased $2.0B in capital assets and repurchased $750M in stock. Total inventories were up $145M.

Other Items
The total number of employees was approximately flat to the fourth quarter at 106K.

Diluted shares outstanding decreased by 26M shares from the fourth quarter and decreased by 203M shares from the first quarter of a year ago driven primarily by shares repurchases.

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets
^^ Cash and cash equivalents, short-term investments, and trading assets

Q2 2015 Outlook
Intel's Business Outlook for the second quarter does not include the effect of any business combinations, asset acquisitions, divestitures, or other investments that may be completed after April 14. The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $13.2B, plus or minus $500M in the second quarter. The midpoint of this range is up 3% from the first quarter, in line with the average seasonal increase for the second quarter.

Gross Margin
Gross margin in the second quarter is expected to be 62%, plus or minus a couple of points, up 1.5 points from the first quarter.

Gross Margin Reconciliation: Q1'15 to Q2'15 Outlook (60.5% to 62% +/- a couple points)
[note: point attributions are approximate]

•	+1.5 points: Higher platform* average selling prices

•	+1.0 point: Lower platform* write-offs (primarily on 14nm products)

•	+0.5 point: Lower factory start-up costs

•	- 1.5 points: Higher platform* unit costs (primarily on higher mix of 14nm products)

Spending
Spending for R&D and MG&A in the second quarter is expected to be approximately $4.9B, flat to the first quarter.

Depreciation is forecast to be approximately $2.0B, up from the first quarter.

Restructuring charges are forecast to be approximately $120M.

Amortization of acquisition-related intangibles is forecast to be approximately $60M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net gain of approximately $60M, compared to a net gain of $58M in the first quarter.

The tax rate for the second quarter is expected to be approximately 20%, down from the first quarter.

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets

2015 Outlook
The Outlook for full year 2015 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after April 14. The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue for the year is expected to be approximately flat to 2014, down from our previous expectation.

Gross Margin
Gross margin for the year is expected to be 61%, plus or minus a couple points, down 1.0 point from our previous Outlook of 62%. The decrease is a result of higher platform* unit costs on lower utilization and increased mix to server, and lower platform* volumes. This is partially offset by higher platform* average selling prices and lower factory start-up costs on 14nm.

Spending
Spending for R&D and MG&A for the year is expected to be approximately $19.7B plus or minus $400M, down $300M from our previous expectation of $20.0B plus or minus $400M.

Depreciation is forecast to be approximately $8.0B plus or minus $100M, down $100M from our previous expectation of $8.1B plus or minus $100M.

Amortization of acquisition-related intangibles is forecast to be approximately $250M roughly flat to our previous expectation of $255M.

Other Income Statement Items
The tax rate for each of the third and fourth quarters is expected to be 25%, down from our previous expectation of 27%.

Balance Sheet and Cash Flow Items
Capital spending for 2015 is expected to be $8.7B plus or minus $500M, down $1.3B, from our previous expectation of $10.0B plus or minus $500M. The reduction is driven by increased reuse of capital on 14nm and the alignment of capacity with demand.

*Client Computing Group, Data Center Group, and Internet of Things Group microprocessors and chipsets

Risk Factors
The above statements and any others in this release that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "should" and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company's expectations.

•
Demand for Intel's products is highly variable and could differ from expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; the introduction, availability and market acceptance of Intel's products, products used together with Intel products and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•
Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates. Results may also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, which could be changed without prior notice.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

•
The amount, timing and execution of Intel's stock repurchase program could be affected by changes in Intel's priorities for the use of cash, such as operational spending, capital spending, acquisitions, and as a result of changes to Intel's cash flows or changes in tax laws.

•
Intel's expected tax rate is based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments, interest rates, cash balances, and changes in fair value of derivative instruments.

•	Product defects or errata (deviations from published specifications) may adversely impact our expenses, revenues and reputation.

•
Intel's results could be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

•	Intel's results may be affected by the timing of closing of acquisitions, divestitures and other significant transactions.

A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the company's most recent reports on Form 10-K and Form 10-Q.